Exhibit 23

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We hereby consent to the use in the Annual Report on Form 10-KSB of Baron Capital Properties, L.P. of our report dated February 25, 2000, except for Note 13, as to which the date is April 7, 2000 (which report contains an explanatory paragraph relating to substantial doubt about the Partnership's ability to continue as a going concern) relating to the consolidated financial statements of Baron Capital Properties, L.P. as of December 31, 1999 and for each of the two years in the period then ended, appearing in such Annual Report.



                                                 RACHLIN COHEN & HOLTZ LLP


Miami, Florida
April 25, 2000